AMF BOWLING IMPLEMENTS ORGANIZATIONAL CHANGES
              TO STRENGTHEN OPERATING PERFORMANCE AND REDUCE COSTS

    Bowling Center Business To Focus On Strengthening Center Manager's Role;
            Bowling Products Business Makes Senior Management Changes

Richmond, Virginia, November 16, 2000 - AMF Bowling today announced that, in conjunction with its financial restructuring, the company is implementing strategic organizational changes in each of its major businesses to strengthen its operations and enhance its financial performance. These changes include new initiatives in AMF's U.S. Bowling Centers business to streamline the organization and refocus on the bowling center manager, and several senior management changes in Bowling Products.

         Estimated annual cost savings of $8 million are expected from these changes. Over half of the savings will be used to fund new U.S. Bowling Center initiatives in training, as well as improved compensation and benefits programs for center managers and staff.

         "I believe the changes we are making today will create the right organizational structure to drive profitable growth in the future," said Roland Smith, AMF President and Chief Executive Officer. "These improvements should also help facilitate our discussions with creditors and lenders about ways to restructure and reduce the company's long-term debt."

         Bowling Center Initiatives

         Smith said, that during 2000, the top 60% of AMF's U.S. bowling centers were up 9% in revenue over prior year, and outperformed the remaining 40% by 16 percentage points of revenue and 8 points of EBITDA margin. "We found that the primary factor in a center's performance was the quality and skill of the manager and staff," he added. "Our objectives are to ensure that all managers and staff receive the training necessary to be successful, to retain AMF's better performing center managers, and to recruit strong manager candidates."

         As part of the focus on center management, AMF will implement the following initiatives:

     o Establish a center manager training school in Richmond to provide new managers with the management skills and other tools necessary to manage centers successfully. A new Director of Training will be hired, along with experienced bowling industry personnel from AMF's center operations, to lead this new training initiative.

     o Create an in-center training program and ongoing intranet-based training for managers and staff.

     o Increase the center managers' incentive compensation plan to allow managers to receive a higher bonus tied to the successful financial performance of their centers.

     o    Expand  the  incentive  compensation  plan to  include  the  Assistant
          Manager and Facility Manager for the first time. In addition, all full-time employees will become eligible for benefits, including participation in the company's health care and 401(K) programs.

     o Institute a required certification program for both managers and centers to assure higher quality facilities and improved customer service standards.

         "We are going to expect more from our center managers and their teams," Smith said. "At the same time, we're going to invest in their training and reward good performance with an enhanced incentive bonus program."

         To better develop a pride-of-ownership philosophy among center managers, the company will streamline the corporate and field support organizations. The U.S. center organization will consolidate from five to three operating regions, with Paul Barkley responsible for the West, Steve Crawley for the Central region and Lloyd Wrisley for the East (all three are currently Regional Vice Presidents). District Managers will focus more on personnel, training and the successful implementation of national programs. The positions of District Marketing Manager, Regional Organizational Development Manager and Regional Food & Beverage Manager have been eliminated.

         Bowling Products Changes

         "While we have made some progress towards improving our product quality and order fulfillment, we have not improved quickly enough to achieve our financial targets in Bowling Products in 2000," Smith said. "As a result, I believe a change in leadership is necessary to accelerate improvement."

         Randy Daniel, former President of AMF Bowling Products, has left the company. AMF has started a search for a new Chief Operating Officer for Bowling Products. In the interim, Smith will assume responsibility for Bowling Products, with the following management changes to occur, effective immediately:

     o    John  Walker,   Vice   President,   North  American   Sales,   assumes
          responsibility for Global Sales and Customer Service.

     o Walter Powers, Manager, Factory Certified Equipment, assumes responsibility for Manufacturing and Engineering. Mark Kilpatrick, who heads Manufacturing, and Ron Brown, who directs Engineering, will continue their responsibilities and report to Powers.

     o Tim Scott, Senior Vice President, Marketing, assumes leadership of Product Management.

         Corporate Changes

         In conjunction with these changes, corporate staff positions have been reduced to better meet the company's current business needs.

         "I believe we're taking the right actions to make AMF a more efficient, focused and competitive company," Smith said. "While we will realize cost reductions, over half of these savings will be reinvested in the U.S. Bowling Centers business, where we continue to see opportunities for enhanced profitability and growth."

         As the largest bowling company in the world, AMF owns and operates 527 bowling centers worldwide, with 408 centers in the U.S. and 119 centers in nine other countries. AMF is also a world leader in the manufacturing and marketing of bowling products. The company also manufactures and sells the PlayMaster, Highland and Renaissance brands of billiards tables. Information about AMF is available on the Internet at www.amf.com.

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